EXHIBIT 10.1

SUMMARY OF ZONES, INC BOARD MEETING FEES AND BASIC COMPENSATION

Our non-employee directors receive a quarterly retainer fee of $2,500, in addition to $1,000 for each in-person meeting of the Board of Directors they attend.  Our non-employee directors also receive fees associated with the committee meetings they attend.  The Audit Committee is comprised of its chair, John Bauer, and members Kenneth Kirkpatrick and William Keiper.  The Compensation Committee is comprised of its chair, Kenneth Kirkpatrick, and members John Bauer, William Keiper and Cathi Hatch.  The Nominating and Corporate Governance Committee is comprised of its chair, Kenneth Kirkpatrick, and members John Bauer and Cathi Hatch.  The Strategic Matters Committee is comprised of its Chair, William Keiper, and member Kenneth Kirkpatrick.  From time to time, the Board of Directors may establish a new committee, eliminate an existing committee, or change the composition of the committees, based on current circumstances.  The following summarizes the fees paid to board members for committee meetings:

Committee	Position	Compensation per Committee Meeting
Audit Committee	Chair	$7,500
	Member	$2,000

Compensation Committee	Chair	$1,500
	Member	$ 750

Nominating and Corporate	Chair	$2,500
Governance Committee	Member	750

The Strategic Matters Committee members are paid a quarterly fee, which is not based on meetings attended.  The Chair is paid $6,250 quarterly; members of the Strategic Matters Committee are paid $4,000 quarterly.